UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 30, 2007

MPLC, INC.
(Exact name of registrant as specified in its charter)

Delaware	34-51353	06-1390025
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2121 Avenue of the Stars, Suite 1650
Los Angeles, California 90067
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (310) 601-2500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

    On January 30, 2007, we entered into a Series B Convertible Preferred Stock Purchase Agreement (the “Agreement”) with the purchasers listed on Schedule 1 thereto (the “Purchasers”), pursuant to which we will issue and sell an aggregate amount of up to six hundred fifty (650) shares (the “Shares”) of our Series B Convertible Preferred Stock, $0.10 par value per share (the “Series B Preferred Stock”), at a purchase price of ten thousand dollars ($10,000) per share.

The private placement is expected to close by February 14, 2007. We will receive gross proceeds of up to approximately six million five hundred thousand dollars ($6,500,000).

In addition, pursuant to a Registration Rights Agreement, dated as of January 30, 2007, (the “Registration Rights Agreement”) we granted the Purchasers certain registration rights with respect to all of the shares of our common stock owned by such Purchasers, including the common stock underlying the Series B Preferred Stock sold in the offering. If, at any time after the date of the Agreement, we propose to file a Registration Statement with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, we are required to offer to the Purchasers the opportunity to register their shares of our stock. The Purchasers may, additionally, at any time and from time to time after the first anniversary of the date of the Agreement, request in writing that we register the resale of any or all of such registrable securities on Form S-3 or any similar short-form registration, but we are not obligated to effect such request through an underwritten offering.

A complete copy of each of the form of the Agreement and the Registration Rights Agreement will be filed as exhibits to the Form 8-K to be filed after closing of the financing. The foregoing descriptions of the Agreement and the Registration Rights Agreement are qualified in their entirety by reference to such exhibits, documents or filings.

On January 31, 2007, we entered into an Exchange Agreement (the “Exchange Agreement”) with Trinad Capital Master Fund, Ltd., our controlling shareholder (“Trinad”), New Motion, Inc. (“New Motion”) and the stockholders of New Motion listed on the signature page thereof (individually, “Stockholder” and collectively, “Stockholders”). Pursuant to the Exchange Agreement, the Stockholders agreed to sell to us, and we agreed to acquire, all of the outstanding shares of capital stock of New Motion owned by the Stockholders (the “New Motion Shares”). In exchange for the New Motion Shares, we agreed to issue to the Stockholders 500,000 shares (the “MPLC Preferred Shares”) of our Series C Convertible Preferred Stock, par value $0.10 per share. Subject to Stockholder approval, and after giving effect to a reverse split, the MPLC Preferred Shares will be convertible into that number of shares of our common stock equal to 9,000,000 less the number of shares of our common stock issuable upon exercise of all New Motion options and warrants following their assumption by us.

Additionally, we agreed to assume each outstanding employee or director stock option and each outstanding warrant of New Motion (the “New Motion Options and Warrants”), each of which will become an option or warrant to purchase that number of shares of our common stock obtained by multiplying the number of shares of New Motion common stock issuable upon exercise of such option or warrant by the exchange ratio, which will be approximately 1.453 (the “Exchange Ratio”). Each such option or warrant will have an exercise price equal to its per share exercise price divided by the Exchange Ratio. We also agreed to assume the convertible promissory note issued by New Motion to Index Visual & Games Ltd. (the “IVG Note”), on the same terms and conditions as set forth in the IVG Note, provided that the conversion price will be adjusted to equal the price obtained by dividing the conversion price set forth in the IVG Note by the Exchange Ratio.

ITEM 5.03 AMENDMENTS TO ARTICLES OF INCORPORATION OR BY-LAWS; CHANGE IN FISCAL YEAR

On January 30, 2007 we filed with the Secretary of State of the State of Delaware a Certificate of Designation, Preferences and Rights of Series B Convertible Preferred Stock (the “Certificate of Designation”) designating six hundred seventy five (675) shares of our authorized preferred stock as Series B Preferred Stock. The Certificate of Designation was approved by our Board of Directors.

Each share of Series B Preferred Stock will be automatically converted into six hundred thousand (600,000) shares of common stock without any further action by the holder of such shares, whether or not the certificates representing such shares are surrendered, immediately upon the availability of a sufficient number of authorized shares of common stock to permit the conversion of the shares of Series B Preferred Stock into shares of common stock.

The holders of Series B Preferred Stock are entitled to vote or render written consents together with the holders of the common stock, and any other class or series of capital stock of the corporation entitled to vote together with the holders of the common stock as a single class on all matters submitted for a vote (or written consents in lieu of a vote) of holders of common stock, and are entitled to other voting rights as are specified in the Delaware General Corporation Law, our certificate of incorporation, as amended to date and currently in effect, and the Certificate of Designation.

On all matters as to which shares of common stock or Series B Preferred Stock are entitled to vote or consent, each share of Series B Preferred Stock entitles its holder to the number of votes that the common stock into which it is convertible would have if such Series B Preferred Stock had been so converted into common stock as of the record date established, or if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited. The holders of Series B Preferred Stock are entitled to receive notice of any stockholders’ meeting in accordance with our certificate of incorporation and bylaws, each as amended to date and currently in effect.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

Number	Description

99.1	Form of Exchange Agreement
99.2	Certificate of Designation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MPLC, INC. (Registrant)

Dated: February 1, 2007	/s/ Robert S. Ellin
Robert S. Ellin President and Chief Executive Officer

EXHIBIT INDEX

Number	Description

99.1	Form of Exchange Agreement
99.2	Certificate of Designation